Exhibit 4.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter referred to as "Agreement") is made an entered into affective as of May 15, 2006, by and between Melvin Herdrick ("Consultant"), and Pediment Exploration Ltd. (The "Company").

RECITALS:

WHEREAS:

A) Consultant has technical knowledge in the areas of geology and mining and provides consulting services regarding the same; and

B) Company is desirous of engaging Consultant to provide such services on the terms and conditions contain herein;

NOW THEREFORE, in consideration of the mutual covenants, representation and warranties contained herein, the parties hereto hereby agree as follows:

1. **Consultant's Services/Authority.** Consultant shall perform the services set forth on schedule 1 to this Agreement (The "Services") for the Company. Consultant shall have authority to execute contracts for or on behalf of the Company or otherwise bind the Company to any legal obligation where authorized by the Company's Chief Executive Officer.

2. **Non-Exclusive Engagement.** The Company acknowledges that the Consultant may render similar services to other companies during the term hereof, but subject to the non-competition provisions.

3. **Term.** This Agreement shall have a term of one year from the effective date hereof. Notwithstanding the foregoing, either party can terminate this Agreement at any time without cause by providing the other party with ninety days prior written notice. Either party can terminate this Agreement upon breach hereof by the other party including matters of "good cause" as contemplated by employment law. Good cause shall include a persistent failure to follow the direction of the CEO or any act of gross negligence or willful misconduct. No termination under this section shall occur unless (except for willful misconduct) the breach or failure has been first communicated to the other party and a reasonable opportunity to cure the breach of failure has been provided.

4. **Consideration; Expenses.** In consideration for the Services to be performed by Consultant pursuant to this Agreement, the Company shall pay the Consultant a consulting fee as follows:

a) Cash. Each month immediately upon execution of this Agreement, the Company shall pay the Consultant US $500/day, in immediately available U.S. funds and then on a monthly basis thereafter throughout the term hereof, based at 20 days [illegible] per month.

b) The Company shall reimburse the Consultant for all travel and other [illegible] expenses authorized by the company and reasonably incurred by the Consultant in connection with providing the Services under this Agreement. Consultant shall submit invoices for all the expenses incurred in connection with the Services with the Company shall pay the amounts due within fifteen (15) days of the receipt of such invoices.

c) Stock Options. As soon as practicable following execution of this Agreement and subjects to TSX acceptance, the Company shall grant to the Consultant an option to purchase ______ shares of the Company at a price of $ _____ CDN until _____ in accordance with TSX policies at the time of grant. Such options shall not lapse for a minimum of 90 days after termination of this Agreement.

5. **Independent Contractor Agreement.** It is specifically agreed and understood that in performing the Services, Consultant is acting as an independent contractor and not as an exclusive agent or employee of the Company. The Consultant may hold a job description with the Company such as "Exploration Manager" but Consultant shall not on account of such be considered to be a permanent senior officer of the Company and shall only become an officer or insider by separate acknowledgement in writing.

6. **Special Relationship.** The consultant acknowledges that it is in special relationship with the Company and as a consequence, is privy to specific confidential information about the Company prior to such information being publicly disclosed. The Consultant acknowledges that it will not trade any securities of the Company unless material information or changes of which it is aware have first been released to the public, and in the event of termination of this Agreement, the Consultant will keep confidential any such information until it is publicly disclosed. Notwithstanding the generality of the foregoing the Consultant will ensure that any trading done by it on its behalf in the Company's securities is done in compliance with all applicable securities laws.

7. **Limited Non-Competition.** Notwithstanding that the consult has and will continue to have outside business interest in connection with the mineral exploration business, the Consult and the Company has agreed to the following provisions as they relate to corporate opportunities and conflicts of interest:

a) the Consultant shall keep confidential any information supplied to him by the Company in connection with any of the Company's mineral interest existing as of the date hereof, including those contemplated to be directly or indirectly acquired by Compania Minera Pitalla, S.A. de C.V and Compania Pediment de Mexico S.R.L. de C.V. For greater certainty, any properties currently held by the company or forming part contemplated acquisitions are opportunities which belong to the Company absolutely and the Consultant shall not seek to acquire for other interests, mineral property interests within a minimum three kilometer boundary of the outside perimeter of any such prospect properties;

b) where the company directs the Consultant to review a specific mineral opportunity or opportunity developed by the Company, the Consultant shall not compete with the Company by acquiring or endeavoring to acquire any interest in that property or in the immediately vicinity (3 km radius) of such property;

c) other than properties, prospects or opportunities described in (a) and (b) above, the Consultant shall be at liberty from time to time to investigate and acquire mineral claims and interests in his sole discretion without disclosing such investigation, acquisitions or negotiations in furtherance thereof to the Company. The Consultant shall not have a fiduciary obligation to the Company in connection with corporate opportunities which come to the attention of the Consultant except in respect of those which derive exclusively from dealing with the properties described in 7(a) and (b).

8. **Representation and Warranties of Consultant.** Consultant represents and warrants to the Company, and covenants with Company, as follows:

a) Consultant holds the credential and has the experience set forth in the Consultant's TSX Personal Information Form supplied to the Company. The Consultant has not had any previous securities regulatory penalty, "cease trade" or cease and desist" order or similar sanction imposed upon him, nor is the Consultant the subject of any ongoing investigation, inquiry, review, prosecution or like action by any securities regulatory authority (including any commission or stock exhange) in the United States or Canada.

b) Consultant is under no restriction that prevents him from entering into this Agreement and to be bound by the terms thereof and this Agreement does not conflict

... agreement or ... which Consultant is bound.

c) There are no pending lawsuits, actions, investigations or proceedings of any kind, or current judgments which might, individually or in the aggregate, materially effect Consultant, his financial status or ability to carry on the business contemplated hereunder.

d) The Consultant shall immediately notify the Company upon learning of any fact or the occurrence of any event, which would render any representation hereunder untrue or constitute a violation of any warranty or covenant hereunder.

9. **Representations and Warranties of Company.** Company represents and warrants to the Consultant, and covenants with Consultant, as follows:

a) Company is duly and validly organized and is validly existing and in good standing under the law of the Province of British Columbia and is duly qualified to conduct business in each jurisdiction in which it engages in business.

b) Company has all requisite power and authority, and all necessary authorizations, approvals, licenses and orders required to enter into this Agreement and to be bound by its terms, including, without limitation, the issuance of the options to Consultant. The consummation of such transaction will not result in the breach of any terms, conditions or provisions of, or constitute a default under, any indenture, agreement or other instrument to which it is a party or to which it may be bound.

c) There are no undisclosed pending suits, actions, investigation or proceedings of any kinds, or current judgments which might, individually or in the aggregate, materially affect Company, its financial status or ability to carry on its business purpose.

d) All information provided to the Consultant in connection with the Consultant's services under this Agreement, shall be true, complete, and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing on the dates such information is provided, not misleading.

e) The Consultant shall immediately notify the Company upon learning of any fact or the occurrence of any event, which would render any representation hereunder untrue or constitute a violation of any warranty or covenant hereunder.

10. **Indemnification.**

a) The Company agrees to indemnify and hold the Consultant harmless, from and against all claims, liabilities, losses, damages, and expenses as incurred (including reasonable legal fees and disbursements of counsel) (collectively "Losses") in connection with his services to the Company hereunder. The foregoing indemnity shall exclude Losses as may arise from the willful misconduct, negligence of or breach of this Agreement by the Consultant.

b) Company and Consultant acknowledge and agree that any obligations

10. **Indemnification.**

a) The Company agrees to indemnify and hold the Consultant harmless, from and against all claims, liabilities, losses, damages, and expenses as incurred (including reasonable legal fees and disbursements of counsel) (collectively "Losses") in connection with his services to the Company hereunder. The foregoing indemnity shall exclude Losses as may arise from the willful misconduct, negligence of or breach of this Agreement by the Consultant.

b) Company and Consultant acknowledge and agree that any obligations hereunder shall be in addition to any rights that the Consultant may have at law or otherwise.

c) The foregoing indemnifications provisions of this Section 10 shall survive the termination of this Agreement.

11. **Severability.** If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not to be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision was not included.

12. **Governing Law.** The parties agree that this Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of the Province of British Columbia without regard to choice of law considerations.

13. **Jurisdiction and Venue.** Any action, suit or proceeding arising out of, under or in connection with this Agreement shall be brought and determined in the appropriate Court of British Columbia. The parties irrevocably and unconditionally submit to the personal jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.

14. **Amendments and Modifications.** This Agreement may not be amended, changed, modified or altered except in writing, signed by both of the parties hereto, nor may any rights of either of the parties be waived except in writing signed by both parties.

15. **Entire Agreement.** This Agreement, including the attached Schedule which are incorporated herein and made a part hereof, constitutes the entire agreement between the parties and shall be deemed to supersede and cancel any other Agreements between the parties relating to the Services to be provided under this Agreement. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be construed [illegible] otherwise affect the validity of this Agreement. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party.

16. **Counterparts.** This Agreement may be executed in one or more counterparts, each if which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual of facsimile signature.

17. **Benefit.** This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

18. **Notices and Addresses.** All notices, offers, acceptance and any other act under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

Consultant	Melvin Herdrick 409 Cadco Street Wilbur, Washington 99185
The Company	Pediment Exploration Ltd. 300-905 West Pender Street Vancouver, BC Canada V6C 1L6

Or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, [illegible] case may be, the delivery in person or by mailing.

19. **Attorney's Fees.** In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and

Schedule 1

To that certain
Consulting Agreement
By and between

IN WITNESS WHEREOF the parties hereto have set their hand and seals as of the date first above written.

WITNESS:	PEDIMENT EXPLORATION LTD.
______________________	By: ______________________
WITNESS:	MELVIN HERDRICK
______________________	By: ______________________

And
Pediment Exploration Ltd.
Dated effective May 15, 2006

SCHEDULE OF SERVICES

Consultant's services shall include:

1. Acting as exploration manager for the Company's exploration programs.

2. Receiving and evaluating mineral opportunities sourced by the Company [illegible] where specifically agreed to and confirmed in writing by Consultant, sourcing sp[illegible] properties or areas for mineral interest acquisitions for the Company, at which ti[illegible] properties and prospects will become subject to non-competition.

3. Recommending exploration programs for the Company's projects.

IN WITNESS WHEREOF the parties hereto have set their hand and seals as of the date first above written.

WITNESS:

PEDIMENT EXPLORATION LTD.

By: ______________________

WITNESS:

MELVIN HERDRICK

Pediment Exploration Ltd.
(the "Company")

- and -

Melvin Herdrick (the "Consultant")

Amendment
dated November 30, 2006

to that
Consulting Agreement
Between the Parties
dated as of May 15, 2006

VECTOR Corporate Finance Lawyers
1040-999 West Hastings Street
Vancouver, B.C. V6C 2W2

THIS AMENDMENT is made as of the 30th day of November, 2006,

B E T W E E N:

Pediment Exploration Ltd. ., a company existing under the laws of British Columbia (the "**Company**")

OF THE FIRST PART

AND:

Melvin Herdrick (the "Consultant")

OF THE SECOND PART

WHEREAS:

A. the Parties entered into a Consulting Agreement dated May 15, 2006 (the "**Agreement**") ;

B. the Parties now wish to amend the Agreement in the manner set forth herein;

NOW THEREFORE, in consideration of the premises and in further consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1. Sections Deleted

Sections 2 and 7 are deleted in their entirety, and replaced by, respectively, the following:

2. Intentionally deleted.

7. Intentionally deleted.

2. Sections Amended

Section 15 is amended and replaced by the following (additions underlined for clarity):

15. Entire Agreement. This Agreement, including the attached Schedule 1 and Schedule 2 which are incorporated herein and made a part hereof, constitutes the entire agreement between the parties and shall be deemed to supersede and cancel any other Agreements between the parties relating to the Services to be provided under this Agreement. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be construed to, or otherwise affect the validity of this Agreement. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party.

3. Schedule 2 Added

Schedule 2, as set out below is hereby added to the Agreement and is part of the Agreement.

4. Approval of Compensation Committee

The Parties confirm and acknowledge that this amendment and the Agreement are subject to review and the approval of the Compensation Committee of the Company before they are in force or effect.

In all other respects, the terms of the Agreement shall remain unchanged, other than as necessary to give effect to the above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 30th day of November, 2006.

Pediment Exploration Ltd.

Per: ______________________________
Authorized signatory

c/s

____
Melvin Herdrick

Schedule 2

Confidentiality and Conflicts of Interest

1. ***Confidentiality***

Confidential Information is defined as including all information that is not generally known to the public or that may be of use to competitors, or harmful to the Company or its subsidiaries, partners, optionees, vendors, optionors, suppliers and customers, if disclosed. It also includes information that partners, optionees, vendors, optionors, suppliers and customers have entrusted to us. Examples of Confidential Information include, but are in no way limited to, corporate plans for acquisitions or dispositions, undisclosed mining or technical information, engineering ideas, databases, records, salary information and any unpublished financial data or reports.

Unauthorized use or distribution of this Confidential Information is a violation of Company policy. It may also be illegal and may result in civil and criminal penalties. The Consultant shall keep confidential any Confidential Information supplied or entrusted to him by the Company or acquired or developed by him during the course of his provision of services to the Company except when disclosure is authorized or legally mandated. The obligation to preserve Confidential Information continues even after you leave the Company.

2. ***Conflicts of Interest***

A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when the Consultant takes actions or has interests that may make it difficult to perform his work for the Company objectively and effectively. Conflicts of interest also arise when the Consultant, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which you or any member of your family have an interest.

The Consultant is prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information, Confidential Information or position and from using corporate property, information, Confidential Information, or position for personal gain. The Consultant is also prohibited from competing with the Company directly or indirectly. The Consultant owes a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises.

Activities that could give rise to conflicts of interest are prohibited unless specifically approved by the Board of Directors. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests should be reported immediately to your supervisor or the Company's general legal counsel.

For greater certainty, any properties currently held by the Company or forming part of any contemplated acquisitions during the term of the Agreement, are opportunities which belong to the Company absolutely and the Consultant shall not seek to acquire for himself or any other outside interests, mineral property interests. The foregoing restrictions shall apply within the country of Mexico.

3. ***Allowed Corporate Opportunites***

Other than all properties, prospects or opportunities in the country of Mexico, the Consultant shall be at liberty from time to time to investigate and acquire mineral claims and interests in his discretion on his own time and without using any assets or Confidential Information of the Company, subject to applicable corporate laws and fiduciary duties, including those related to his position as a director and officer of the Company.